Exhibit 99.1

PRESS RELEASE

AbbVie Reports Third-Quarter 2017 Financial Results

•	Reports Third-Quarter Diluted EPS of $1.01 on a GAAP Basis; Adjusted Diluted EPS of $1.41, Reflecting Growth of 16.5 Percent

•	Delivers Third-Quarter Net Revenues of $6.995 Billion; Adjusted Net Revenues Increased 8.8 Percent on an Operational Basis

•
Third-Quarter Global HUMIRA Sales of $4.701 Billion Increased 15.8 Percent on a Reported Basis, or 14.8 Percent on an Operational Basis; Third-Quarter U.S. HUMIRA Sales of $3.151 Billion Increased 19.1 Percent

•	Third-Quarter Global IMBRUVICA Net Revenues Were $688 Million, an Increase of 37.3 Percent

•	Updates 2017 GAAP Diluted EPS Guidance Range to $4.27 to $4.29; Raises 2017 Adjusted Diluted EPS Guidance Range to $5.53 to $5.55, Representing Growth of 14.9 Percent at the Midpoint

•
Provides Update on Long-Term Strategic and Financial Objectives; On Track to Meet or Exceed the Long-Range Guidance Provided in October 2015; Now Expects 2020 Global HUMIRA Sales to Approach $21 Billion

•	Committed to Returning Cash to Shareholders Through a Strong and Growing Dividend; Announces a Dividend Increase of 11 Percent, Beginning With the Dividend Payable in February 2018

•	Provides 2018 Adjusted EPS Guidance of $6.37 to $6.57, Reflecting Growth of Approximately 15 to 19 Percent from the Midpoint of 2017 Guidance

NORTH CHICAGO, Ill., October 27, 2017 – AbbVie (NYSE:ABBV) announced financial results for the third quarter ended September 30, 2017.

“We are pleased with the significant progress we have made with our strategic priorities, including the recent settlement of our HUMIRA patent disputes with Amgen, and the significant advancement with our late-stage pipeline of innovative products,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. “This quarter we achieved a number of milestones, including promising data from several pivotal studies, regulatory approvals for MAVYRET and the U.S. regulatory submission and priority review designation for elagolix. We remain confident in our ability to continue to successfully execute on our long-term strategy and fuel sustainable industry-leading performance.”

Third-Quarter Results

•
Worldwide net revenues were $6.995 billion in the third quarter, up 8.8 percent year-over-year on a GAAP basis. On an operational basis, adjusted net revenues increased 8.8 percent, excluding a 0.7 percent favorable impact from foreign exchange.

Third-Quarter Results (continued)

•
Global HUMIRA sales increased 15.8 percent on a reported basis, or 14.8 percent operationally, excluding a 1.0 percent favorable impact from foreign exchange. In the U.S., HUMIRA sales grew 19.1 percent in the quarter. Internationally, HUMIRA sales grew 6.8 percent, excluding a 2.9 percent favorable impact from foreign exchange.

•	Third-quarter global IMBRUVICA net revenues were $688 million, with U.S. sales of $574 million and international profit sharing of $114 million for the quarter, reflecting growth of 37.3 percent.

•	On a GAAP basis, the gross margin ratio in the third quarter was 76.9 percent. The adjusted gross margin ratio was 80.8 percent.

•	On a GAAP basis, selling, general and administrative expense was 20.7 percent of net revenues. The adjusted SG&A expense was 20.7 percent of net revenues.

•	On a GAAP basis, research and development expense was 17.5 percent of net revenues. The adjusted R&D expense was 17.0 percent, reflecting funding actions supporting all stages of our pipeline.

•	On a GAAP basis, the operating margin in the third quarter was 38.7 percent. The adjusted operating margin was 43.1 percent.

•	On a GAAP basis, net interest expense was $252 million. On a GAAP basis, the tax rate in the quarter was 22.1 percent. The adjusted tax rate was 19.0 percent.

•	Diluted EPS in the third quarter was $1.01 on a GAAP basis. Adjusted diluted EPS, excluding intangible asset amortization expense and other specified items, was $1.41, up 16.5 percent.

Key Events from the Third Quarter

•
AbbVie announced positive top-line results from three pivotal Phase 3 clinical trials evaluating risankizumab, an investigational interleukin-23 (IL-23) inhibitor, compared to ustekinumab and adalimumab for the treatment of patients with moderate to severe chronic plaque psoriasis. Results of the three trials showed that risankizumab met all co-primary and ranked secondary endpoints, achieving significantly greater rates of clear or almost clear skin at week 16 compared to ustekinumab and adalimumab. The safety profile was consistent with all previously reported studies, and there were no new safety signals detected across the three studies. Risankizumab is being developed in collaboration with Boehringer Ingelheim.

•
AbbVie announced positive top-line results from the Phase 3 SELECT-BEYOND clinical trial evaluating upadacitinib (ABT-494), an investigational oral JAK1-selective inhibitor, in patients with moderate to severe rheumatoid arthritis who did not adequately respond or were intolerant to treatment with biologic DMARDs. Results showed that after 12 weeks of treatment, both once-daily doses of upadacitinib (15 mg and 30 mg) met the study's primary endpoints of ACR20 and low disease activity. All ranked secondary endpoints were also achieved with both doses. The safety profile of upadacitinib was consistent with previously reported Phase 2 trials and the Phase 3 SELECT-NEXT clinical trial, with no new safety signals detected. Detailed study results will be presented at an upcoming medical conference.

Key Events from the Third Quarter (continued)

•
AbbVie announced positive top-line results from the Phase 2b randomized, placebo-controlled, dose-ranging study of upadacitinib in adult patients with moderate to severe atopic dermatitis not adequately controlled by topical treatments, or for whom topical treatments were not medically advisable. Results in all doses (30/15/7.5 mg once-daily) at week 16 showed that patients treated with upadacitinib achieved statistically significant improvements, compared to placebo, in the primary and all skin and itch-specific secondary endpoints. Additionally, reduction in itch was observed within the first week and improvement in skin within the first two weeks. No new safety signals were detected, and the safety profile of upadacitinib in this patient population will be further evaluated in the Phase 3 program. Detailed study results will be presented at an upcoming medical conference.

•
AbbVie announced that the Phase 3 MURANO study of VENCLEXTA/VENCLYXTO (Venetoclax) tablets in combination with Rituxan met its primary endpoint. Results showed that VENCLEXTA/VENCLYXTO in combination with Rituxan prolonged progression-free survival in patients with relapsed/refractory chronic lymphocytic leukemia (CLL) compared with a combination of bendamustine and Rituxan. Safety data, including serious and most common adverse events and discontinuation rates, are currently being analyzed. Full data from this study will support regulatory submissions, and will be presented at an upcoming medical conference. VENCLEXTA/VENCLYXTO is being developed by AbbVie and Genentech, a member of the Roche Group.

•
AbbVie announced the U.S. Food and Drug Administration (FDA) approval for IMBRUVICA (ibrutinib) as a treatment for adult patients with chronic graft-versus-host-disease (cGVHD) after failure of one or more lines of systemic therapy. IMBRUVICA is the first and only therapy specifically approved for adults with cGVHD, a serious and debilitating potential consequence of stem cell or bone marrow transplant. This indication is the first for IMBRUVICA outside of oncology, and the sixth U.S. disease indication for IMBRUVICA. IMBRUVICA is jointly developed and commercialized with Janssen Biotech, Inc.

•
AbbVie announced that MAVYRET/MAVIRET (glecaprevir/pibrentasvir), a pan-genotypic treatment for adults with chronic hepatitis C virus (HCV) infection, received regulatory approval from the FDA, the European Commission, and the Japanese Ministry of Health, Labour and Welfare. MAVYRET/MAVIRET is a new once-daily, ribavirin-free, 8-week option for patients without cirrhosis and who are new to treatment across all genotypes (GT1-6). This group comprises the majority of people living with HCV. MAVYRET/MAVIRET is also an additional HCV treatment option for patients with specific treatment challenges, such as those with compensated cirrhosis, chronic kidney disease and genotype 3 chronic HCV infection.

•
AbbVie, in cooperation with Neurocrine Biosciences, Inc., announced that the FDA granted priority review for elagolix, an investigational, orally administered gonadotropin-releasing hormone (GnRH) antagonist, being evaluated for the management of endometriosis with associated pain. In two replicate Phase 3 clinical studies, elagolix demonstrated superiority compared to placebo in reducing three types of endometriosis-associated pain - daily menstrual pelvic pain, non-menstrual pelvic pain and painful intercourse. If approved by the FDA, elagolix will be the first new medical management treatment option for endometriosis-associated pain in more than a decade.

Key Events from the Third Quarter (continued)

•
AbbVie announced a clinical trial collaboration with Bristol-Myers Squibb to evaluate the combination of AbbVie's investigational antibody drug conjugate ABBV-399 and Bristol-Myers Squibb's immunotherapy Opdivo (nivolumab) in c-Met overexpressing non-small cell lung cancer (NSCLC). Additionally, AbbVie announced immuno-oncology research agreements with Turnstone Biologics, including an exclusive option to license up to three of Turnstone’s next-generation oncolytic viral immunotherapies, and with Harpoon Therapeutics, seeking to incorporate Harpoon's tri-specific T-cell activating construct platform with AbbVie's research-stage immuno-oncology targets. AbbVie also announced a global strategic collaboration with Alector, a privately owned biotechnology company, to develop and commercialize medicines to treat Alzheimer's disease and other neurodegenerative disorders.

•
AbbVie announced a global resolution of all intellectual property-related litigation with Amgen over Amgen's proposed biosimilar adalimumab product. Under the terms of the settlement agreements, AbbVie will grant to Amgen a non-exclusive license to AbbVie's intellectual property relating to HUMIRA beginning on Jan. 31, 2023 in the U.S., on Oct. 16, 2018 in most countries in the European Union, and on other dates in various countries in which AbbVie has intellectual property.

Full-Year 2017 Outlook

AbbVie is updating its GAAP diluted EPS guidance for the full-year 2017 to $4.27 to $4.29. AbbVie now expects to deliver adjusted diluted EPS for the full-year 2017 of $5.53 to $5.55, representing growth of 14.9 percent at the midpoint. The company’s 2017 adjusted diluted EPS guidance excludes $1.26 per share of intangible asset amortization expense, changes in the fair value of contingent consideration, and other specified items.

Update To Long-Term Strategic and Financial Objectives

Today, AbbVie is providing an update to the company’s long-term strategic and financial objectives, including its progress against the long-range guidance provided in October 2015. AbbVie is on track to meet or exceed its long-range guidance, and now expects global HUMIRA sales to approach $21 billion in 2020. For 2018, AbbVie expects adjusted EPS in the range of $6.37 to $6.57, reflecting growth of approximately 15 to 19 percent from the mid-point of the 2017 revised guidance range. The company’s 2018 adjusted diluted EPS guidance excludes intangible asset amortization expense, changes in the fair value of contingent consideration, and other specified items. The company has also posted a slide presentation regarding the strategic update on the Investor Relations website at investors.abbvie.com.

Company Declares Dividend Increase of 11 Percent

AbbVie is also announcing today that its board of directors declared an increase in the company’s quarterly cash dividend from $0.64 per share to $0.71 per share beginning with the dividend payable on February 15, 2018 to shareholders of record as of January 12, 2018. This reflects an increase of approximately 11 percent, continuing AbbVie’s strong commitment to returning cash to shareholders through a growing dividend. Since the company's inception in 2013, AbbVie has increased its dividend by more than 77 percent. AbbVie is a member of the S&P Dividend Aristocrats Index, which tracks companies that have annually increased their dividend for at least 25 consecutive years.

About AbbVie

AbbVie is a global, research-driven biopharmaceutical company committed to developing innovative advanced therapies for some of the world’s most complex and critical conditions. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to markedly improve treatments across four primary therapeutic areas: immunology, oncology, virology and neuroscience.  In more than 75 countries, AbbVie employees are working every day to advance health solutions for people around the world. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on Twitter, Facebook or LinkedIn.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central time to discuss our third-quarter performance and to provide an update to the company’s long-term strategic and financial objectives. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. The company has also posted a slide presentation regarding today’s strategic update, which can also be found on the Investor Relations website. An archived edition of the call will be available after 11:00 a.m. Central time.

Non-GAAP Financial Results

Financial results for 2017 and 2016 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The company’s 2017 financial guidance is also being provided on both a reported and a non-GAAP basis.

Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in Item 1A, “Risk Factors,” of AbbVie’s 2016 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission. AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Adelle Infante	Liz Shea
(847) 938-8745	(847) 935-2211

Sharon Greenlees
(847) 935-0900

Todd Bosse
(847) 936-1182

AbbVie Inc.
Key Product Revenues
Quarter Ended September 30, 2017
(Unaudited)

				% Change vs. 3Q16
	Net Revenues (in millions)				International		Total
	U.S.	Int’l.	Total	U.S.	Operational	Reported	Operational	Reported
ADJUSTED NET REVENUES[a]	$4,586	$2,409	$6,995	13.3%	0.9%	3.0%	8.8%	9.5%
Humira	3,151	1,550	4,701	19.1	6.8	9.7	14.8	15.8
Imbruvica[b]	574	114	688	31.0	80.7	80.7	37.3	37.3
HCV	60	216	276	(19.5)	(29.8)	(28.7)	(27.7)	(26.8)
Lupron	161	40	201	4.1	1.6	3.5	3.6	4.0
Creon	215	—	215	14.8	n/a	n/a	14.8	14.8
Synagis	—	116	116	n/a	23.5	21.0	23.5	21.0
Synthroid	191	—	191	1.5	n/a	n/a	1.5	1.5
AndroGel	147	—	147	(14.9)	n/a	n/a	(14.9)	(14.9)
Kaletra	16	69	85	(39.2)	(40.4)	(38.2)	(40.2)	(38.4)
Sevoflurane	19	81	100	0.5	(3.3)	(3.4)	(2.6)	(2.7)
Duodopa	16	78	94	56.4	16.6	21.5	22.0	26.3
Note: “Operational” growth reflects the percentage change over the prior year excluding the impact of exchange rate fluctuations.
n/a = not applicable

[a]
Adjusted net revenues exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.

[b]	Reflects profit sharing for Imbruvica international revenues.

AbbVie Inc.
Key Product Revenues
Nine Months Ended September 30, 2017
(Unaudited)

				% Change vs. 9M16
	Net Revenues (in millions)				International		Total
	U.S.	Int’l.	Total	U.S.	Operational	Reported	Operational	Reported
ADJUSTED NET REVENUES[a]	$13,284	$7,193	$20,477	14.1%	1.2%	0.8%	9.2%	9.1%
Humira	9,048	4,487	13,535	19.8	6.8	6.0	15.1	14.8
Imbruvica[b]	1,559	306	1,865	36.0	75.4	75.4	41.2	41.2
HCV	124	640	764	(56.6)	(30.5)	(30.7)	(36.7)	(36.9)
Lupron	488	117	605	0.6	(0.5)	(0.1)	0.4	0.5
Creon	596	—	596	15.3	n/a	n/a	15.3	15.3
Synagis	—	456	456	n/a	(1.7)	(0.8)	(1.7)	(0.8)
Synthroid	576	—	576	3.1	n/a	n/a	3.1	3.1
AndroGel	437	—	437	(12.7)	n/a	n/a	(12.7)	(12.7)
Kaletra	54	256	310	(39.9)	(24.3)	(21.7)	(27.7)	(25.7)
Sevoflurane	56	255	311	(2.4)	(3.8)	(5.5)	(3.5)	(4.9)
Duodopa	44	211	255	70.8	12.3	11.7	19.2	18.7
Note: “Operational” growth reflects the percentage change over the prior year excluding the impact of exchange rate fluctuations.
n/a = not applicable

[a]
Adjusted net revenues exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.

[b]	Reflects profit sharing for Imbruvica international revenues.

AbbVie Inc.
Consolidated Statements of Earnings
Quarter and Nine Months Ended September 30, 2017 and 2016
(Unaudited) (In millions, except per share data)

	Third Quarter Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Net revenues	$6,995	$6,432	$20,477	$18,842
Cost of products sold	1,616	1,504	4,760	4,278
Selling, general and administrative	1,452	1,381	4,324	4,202
Research and development	1,222	1,106	3,580	3,176
Acquired in-process research and development	—	80	15	160
Total operating cost and expenses	4,290	4,071	12,679	11,816

Operating earnings	2,705	2,361	7,798	7,026

Interest expense, net	252	250	752	675
Net foreign exchange loss (gain)	9	(4)	28	313
Other expense, net	349	101	484	152
Earnings before income tax expense	2,095	2,014	6,534	5,886
Income tax expense	464	416	1,277	1,324
Net earnings	$1,631	$1,598	$5,257	$4,562

Diluted earnings per share	$1.01	$0.97	$3.27	$2.78

Adjusted diluted earnings per share[a]	$1.41	$1.21	$4.11	$3.62

Weighted-average diluted shares outstanding	1,603	1,640	1,602	1,633

[a]	Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details.

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended September 30, 2017
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	3Q17
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$2,095	$1,631	$1.01
Adjusted for specified items:
Intangible asset amortization	268	201	0.13
Milestones and other R&D expenses	32	32	0.02
Change in fair value of contingent consideration	401	401	0.25
Litigation reserves	4	3	—
Other	6	5	—
As adjusted (non-GAAP)	$2,806	$2,273	$1.41
Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Other includes restructuring charges associated with streamlining global operations.

2. The impact of the specified items by line item was as follows:

	3Q17
	Cost of products sold	SG&A	R&D	Other expense, net
As reported (GAAP)	$1,616	$1,452	$1,222	$349
Adjusted for specified items:
Intangible asset amortization	(268)	—	—	—
Milestones and other R&D expenses	—	—	(32)	—
Change in fair value of contingent consideration	—	—	—	(401)
Litigation reserves	—	(4)	—	—
Other	(6)	—	—	—
As adjusted (non-GAAP)	$1,342	$1,448	$1,190	$(52)

3. The adjusted tax rate for the third quarter of 2017 was 19.0 percent, as detailed below:

	3Q17
	Pre-tax income	Income taxes	Tax rate
As reported (GAAP)	$2,095	$464	22.1%
Specified items	711	69	9.7%
As adjusted (non-GAAP)	$2,806	$533	19.0%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended September 30, 2016
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	3Q16
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$2,014	$1,598	$0.97
Adjusted for specified items:
Intangible asset amortization	208	168	0.11
Acquired IPR&D	80	80	0.05
Acquisition related costs	123	70	0.04
Change in fair value of contingent consideration	104	104	0.06
Other	(40)	(26)	(0.02)
As adjusted (non-GAAP)	$2,489	$1,994	$1.21
Acquired IPR&D primarily reflects an R&D collaboration. Acquisition related costs primarily includes compensation expense and other costs associated with the acquisition of Stemcentrx, as well as the amortization of the acquisition date fair value step-up for inventory related to the acquisition of Pharmacyclics. Other includes milestone revenue under a previously announced collaboration, prior period royalty revenue related to a patent lawsuit settlement and restructuring charges associated with streamlining global operations.

2. The impact of the specified items by line item was as follows:

	3Q16
	Net revenues	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other expense, net
As reported (GAAP)	$6,432	$1,504	$1,381	$1,106	$80	$101
Adjusted for specified items:
Intangible asset amortization	—	(208)	—	—	—	—
Acquired IPR&D	—	—	—	—	(80)	—
Acquisition related costs	—	(53)	(16)	(54)	—	—
Change in fair value of contingent consideration	—	—	—	—	—	(104)
Other	(46)	(8)	3	(1)	—	—
As adjusted (non-GAAP)	$6,386	$1,235	$1,368	$1,051	$—	$(3)

3. The adjusted tax rate for the third quarter of 2016 was 19.9 percent, as detailed below:

	3Q16
	Pre-tax income	Income taxes	Tax rate
As reported (GAAP)	$2,014	$416	20.7%
Specified items	475	79	16.6%
As adjusted (non-GAAP)	$2,489	$495	19.9%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Nine Months Ended September 30, 2017
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	9M17
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$6,534	$5,257	$3.27
Adjusted for specified items:
Intangible asset amortization	808	606	0.37
Milestones and other R&D expenses	68	68	0.04
Acquired IPR&D	15	15	0.01
Acquisition related costs	73	49	0.03
Change in fair value of contingent consideration	547	546	0.34
Litigation reserves	97	65	0.04
Other	19	16	0.01
As adjusted (non-GAAP)	$8,161	$6,622	$4.11
Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Acquired IPR&D primarily reflects an upfront payment related to a licensing arrangement with a third party. Acquisition related costs primarily includes the amortization of the acquisition date fair value step-up for inventory related to the acquisition of Pharmacyclics. Other includes restructuring charges associated with streamlining global operations.

2. The impact of the specified items by line item was as follows:

	9M17
	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other expense, net
As reported (GAAP)	$4,760	$4,324	$3,580	$15	$484
Adjusted for specified items:
Intangible asset amortization	(808)	—	—	—	—
Milestones and other R&D expenses	—	—	(68)	—	—
Acquired IPR&D	—	—	—	(15)	—
Acquisition related costs	(52)	(14)	(5)	—	(2)
Change in fair value of contingent consideration	—	—	—	—	(547)
Litigation reserves	—	(97)	—	—	—
Other	(14)	(5)	—	—	—
As adjusted (non-GAAP)	$3,886	$4,208	$3,507	$—	$(65)

3. The adjusted tax rate for the first nine months of 2017 was 18.9 percent, as detailed below:

	9M17
	Pre-tax income	Income taxes	Tax rate
As reported (GAAP)	$6,534	$1,277	19.5%
Specified items	1,627	262	16.1%
As adjusted (non-GAAP)	$8,161	$1,539	18.9%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Nine Months Ended September 30, 2016
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	9M16
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$5,886	$4,562	$2.78
Adjusted for specified items:
Intangible asset amortization	554	445	0.27
Milestones and other R&D expenses	70	70	0.04
Acquired IPR&D	160	160	0.10
Acquisition related costs	327	229	0.15
Change in fair value of contingent consideration	145	145	0.09
Venezuela devaluation loss	298	298	0.18
Other	4	31	0.01
As adjusted (non-GAAP)	$7,444	$5,940	$3.62
Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Acquired IPR&D primarily reflects an R&D collaboration, as well as upfront payments related to licensing arrangements with third parties. Acquisition related costs primarily includes compensation expense, financing and other costs associated with the acquisition of Stemcentrx and Boehringer Ingelheim compounds, as well as the amortization of the acquisition date fair value step-up for inventory related to the acquisition of Pharmacyclics. Other includes a charge for the impairment of an intangible asset, restructuring charges associated with streamlining global operations, a charge to increase tax reserves, milestone revenue under a previously announced collaboration and prior period royalty revenue related to a patent lawsuit settlement.

2. The impact of the specified items by line item was as follows:

	9M16
	Net revenues	Cost of products sold	SG&A	R&D	Acquired IPR&D	Net foreign exchange loss	Other expense, net
As reported (GAAP)	$18,842	$4,278	$4,202	$3,176	$160	$313	$152
Adjusted for specified items:
Intangible asset amortization	—	(554)	—	—	—	—	—
Milestones and other R&D expenses	—	—	—	(70)	—	—	—
Acquired IPR&D	—	—	—	—	(160)	—	—
Acquisition related costs	—	(144)	(36)	(135)	—	—	(12)
Change in fair value of contingent consideration	—	—	—	—	—	—	(145)
Venezuela devaluation loss	—	—	—	—	—	(298)	—
Other	(66)	(61)	(15)	6	—	—	—
As adjusted (non-GAAP)	$18,776	$3,519	$4,151	$2,977	$—	$15	$(5)

3. The adjusted tax rate for the first nine months of 2016 was 20.2 percent, as detailed below:

	9M16
	Pre-tax income	Income taxes	Tax rate
As reported (GAAP)	$5,886	$1,324	22.5%
Specified items	1,558	180	11.6%
As adjusted (non-GAAP)	$7,444	$1,504	20.2%